Exhibit 99.1

NEWS RELEASE for May 11, 2011 at 4:00 PM EDT

Contact:	Allen & Caron Inc	Gail M. Sasaki
	Jill Bertotti (investors)	Chief Financial Officer
	jill@allencaron.com	Netlist, Inc.
	Len Hall (media)	(949) 435-0025
len@allencaron.com
(949) 474-4300

NETLIST REPORTS FIRST QUARTER RESULTS

Year-over-Year Revenues Up 52 Percent; Gross Profit Dollars up by 109 Percent; Net Loss Narrows

IRVINE, CA (May 11, 2011) . . . Netlist, Inc. (NASDAQ: NLST) today reported financial results for the first quarter ended April 2, 2011.

Revenues for the first quarter ended April 2, 2011, were $12.0 million, up 52 percent from revenues of $7.9 million for the first quarter ended April 3, 2010, and up 18.9 percent from revenues of $10.1 million for the previous quarter.  Gross profit for the first quarter ended April 2, 2011, was $3.8 million, or 32 percent of revenues, up 109 percent from a gross profit of $1.8 million, or 23 percent of revenues, for the first quarter ended April 3, 2010.  Gross profit dollars were also up from the previous quarter by 16 percent from a gross profit of $3.3 million, or 33 percent of revenues.

Net loss for the first quarter ended April 2, 2011, was $2.8 million, or $0.11 loss per share, compared to a net loss in the prior year period of $3.0 million, or $0.14 loss per share.  These results include stock-based compensation expense of $0.4 million for both periods.

As of April 2, 2011, cash, cash equivalents, and long-term investments in marketable securities were $12.3 million, total assets were $32.8 million, working capital was $15.5 million, total debt was $1.6 million, and stockholders’ equity was $19.4 million.

Chief Executive Officer C.K. Hong said, “We had another strong quarter of revenue and gross profit dollar growth both year-over-year and sequentially from the fourth quarter - a solid start for the year.  We are executing effectively against our key business strategies, driving solid ramps in both NVvault™ and Flash businesses, and continuing to seed HyperCloud™ in numerous qualification efforts.”

Conference Call Information

As previously announced, Netlist is conducting a conference call today to be broadcast live over the Internet at 5:00 pm Eastern Time to discuss and review the financial results for the first quarter ended April 2, 2011.  The dial-in number for the call is 1-877-941-8416.  The live webcast and archived replay of the call can be accessed in the Investors section of Netlist’s website at www.netlist.com.

About Netlist:

Netlist, Inc. designs and manufactures high-performance, logic-based memory subsystems for datacenter server and high-performance computing and communications markets. Netlist’s flagship products include HyperCloud™, a memory module that breaks traditional memory barriers, and the NVvault™ family of products, including NVvault™ battery-free, a flash memory-based subsystem that enables data retention weeks following a disaster. The memory technologies are developed for applications in which high-speed, high-capacity memory, enhanced functionality, small form factor, and heat dissipation are key requirements. These applications include tower-servers, rack-mounted servers, blade servers, high-performance computing clusters, engineering workstations, and telecommunication equipment.  Founded in 2000, Netlist is headquartered in Irvine, California with manufacturing facilities in Suzhou, People’s Republic of China.  For more information, visit the company’s website at www.netlist.com.

Safe Harbor Statement:

This news release contains forward-looking statements regarding future events and the future performance of Netlist. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected. These risks and uncertainties include, but are not limited to, continuing development, qualification and volume production of EXPRESSvault™,  NVvault™ and HyperCloud™; the rapidly-changing nature of technology; risks associated with intellectual property, including the costs and unpredictability of litigation over infringement of our intellectual property and the possibility of the Company’s patents being re-examined by the United States Patent and Trademark office; volatility in the pricing of DRAM ICs and NAND; changes in and uncertainty of customer acceptance of, and demand for, our existing products and products under development, including uncertainty of and/or delays in product orders and product qualifications; delays in the Company’s and its customers’ product releases and development; introductions of new products by competitors; changes in end-user demand for technology solutions; the Company’s ability to attract and retain skilled personnel; the Company’s reliance on suppliers of critical components; fluctuations in the market price of critical components; evolving industry standards; and the political and regulatory environment in the People’s Republic of China. Other risks and uncertainties are described in the Company’s annual report on Form 10-K, dated March 3, 2011, and subsequent filings with the U.S. Securities and Exchange Commission made by the Company from time to time. Except as required by law, Netlist undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

Netlist, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended
	April 2,	April 3,
	2011	2010

Net sales	$12,000	$7,890
Cost of sales(1)	8,196	6,072
Gross profit	3,804	1,818
Operating expenses:
Research and development(1)	3,684	3,008
Selling, general and administrative(1)	2,917	2,570
Total operating expenses	6,601	5,578
Operating loss	(2,797)	(3,760)
Other (expense) income:
Interest (expense) income, net	(25)	1
Other income, net	—	67
Total other (expense) income, net	(25)	68
Loss before benefit of income taxes	(2,822)	(3,692)
Benefit of income taxes	—	(727)
Net loss	$(2,822)	$(2,965)
Net loss per common share:
Basic and diluted	$(0.11)	$(0.14)

Weighted-average common shares outstanding:
Basic and diluted	24,881	20,688

(1) Amounts include stock-based compensation expense as follows:

Cost of sales	$13	$10
Research and development	142	46
Selling, general and administrative	198	326

MORE-MORE-MORE

Netlist, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	April 2,	January 1,
	2011	2011
ASSETS
Current assets:
Cash and cash equivalents	$11,361	$14,210
Investments in marketable securities	—	824
Accounts receivable, net	8,622	6,451
Inventories	7,302	4,509
Prepaid expenses and other current assets	740	1,396
Total current assets	28,025	27,390

Property and equipment, net	3,631	4,077
Long-term investments in marketable securities	898	890
Other assets	246	337
Total assets	$32,800	$32,694

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,371	$6,256
Accrued payroll and related liabilities	1,870	1,762
Accrued expenses and other current liabilities	435	454
Accrued engineering charges	1,101	638
Current portion of long-term debt	772	674
Total current liabilities	12,549	9,784
Long-term debt, net of current portion	871	1,063
Total liabilities	13,420	10,847
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value - 90,000 shares authorized; 25,351 (2011) and 25,284 (2010) shares issued and outstanding	25	25
Additional paid-in capital	89,421	89,074
Accumulated deficit	(69,963)	(67,141)
Accumulated other comprehensive loss	(103)	(111)
Total stockholders’ equity	19,380	21,847
Total liabilities and stockholders’ equity	$32,800	$32,694

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